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                                                           EXHIBIT 12.2

                                   PNC BANK CORP.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

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
                                                                                  Year Ended December 31,
                                                    -------------------------------------------------------------------------------
Dollars in thousands                                    1994             1993             1992             1991             1990
                                                     ----------       ----------       ----------       ----------       ----------
Earnings:
 Income before income taxes and cumulative
  effect of changes in accounting principles..       $  902,389       $1,116,612       $  778,122       $  548,201       $   29,425
 Fixed charges and preferred stock dividends
  excluding interest on deposits .............        1,045,609          652,432          521,908          518,004          922,156
                                                     ----------       ----------       ----------       ----------       ----------
  Subtotal....................................        1,947,998        1,769,044        1,300,030        1,066,205          951,581
 Interest on deposits ........................          935,876          742,772        1,063,422        1,727,765        1,973,087
                                                     ----------       ----------       ----------       ----------       ----------
  Total ......................................       $2,883,874       $2,511,816       $2,363,452       $2,793,970       $2,924,668
                                                     ==========       ==========       ==========       ==========       ==========

Fixed charges:
 Interest on notes and debentures.............       $  515,732       $  265,353       $  145,125       $   95,207       $   84,045
 Interest on borrowed funds...................          499,252          362,995          352,162          398,779          816,448
 Amortization of notes and debentures ........            1,346              967              970              584              538
 Interest component of rentals ...............           26,865           20,583           19,167           18,800           17,667
 Preferred stock dividend requirements........            2,414            2,534            4,484            4,634            3,458
                                                     ----------       ----------       ----------       ----------       ----------
  Subtotal....................................        1,045,609          652,432          521,908          518,004          922,156
 Interest on deposits.........................          935,876          742,772        1,063,422        1,727,765        1,973,087
                                                     ----------       ----------       ----------       ----------       ----------
  Total.......................................       $1,981,485       $1,395,204       $1,585,330       $2,245,769       $2,895,243
                                                     ==========       ==========       ==========       ==========       ==========

Ratio of Earnings to Combined Fixed Charges
 and Preferred Stock Dividends:
 Excluding interest on deposits ..............             1.86x            2.71x            2.49x            2.06x            1.03x
 Including interest on deposits...............             1.46             1.80             1.49             1.24             1.01
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